UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2024

Windtree Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39290	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly Road, Suite 100, Warrington, Pennsylvania	18976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	WINT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On October 28, 2024, Windtree Therapeutics, Inc. (the “Company”) filed a prospectus supplement relating to the issuance and sale of up to $27,243,504 of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) that the Company may issue and sell to Seven Knots, LLC (“Seven Knots”) from time to time, in its sole discretion, under the company’s existing equity line of credit with Seven Knots pursuant to a purchase agreement by and between the Company and Seven Knots, dated June 26, 2024 (the “Purchase Agreement”). The prospectus supplement also covers the resale of these shares by Seven Knots to the public.

The Company previously filed a registration statement on Form S-1, which was declared effective by the SEC on September 3, 2024 (SEC File No. 333-281755) (the “Form S-1”) that covered the resale of up to 10,679,758 shares of Common Stock pursuant to the Purchase Agreement. The 10,679,758 shares of Common Stock represented (i) 10,574,018 shares issuable to Seven Knots, from time to time from and after the Commencement Date (as defined in the Purchase Agreement) upon the terms and subject to the conditions and limitations of the Purchase Agreement, and subject to the Exchange Cap (as defined below) (the “Initial Purchase Shares”); and (ii) 105,740 shares that were issuable upon the conversion of the outstanding unpaid principal balance, together with all accrued and unpaid interest of a commitment note issued to Seven Knots as consideration for its execution and delivery of the Purchase Agreement (the “Note Shares”).

Pursuant to certain rules of the Nasdaq Stock Market LLC (”Nasdaq”), the Company was prohibited from issuing to Seven Knots under the Purchase Agreement more than 19.99% of the Common Stock below the “Minimum Price” (as determined in accordance with Nasdaq rules) (the “Exchange Cap”), until the Company obtained stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules (the “Stockholder Approval”). The Company obtained Stockholder Approval at its 2024 annual meeting of stockholders on September 24, 2024.

As of October 25, 2024, the Company issued 5,499,273 shares of Common Stock stock for total gross cash proceeds of $7,756,496 pursuant to the Purchase Agreement. The prospectus supplement registers for sale the shares of Common Stock underlying the remaining $27,243,504 issuable under the Purchase Agreement. Additionally, as a result of its sales of Common Stock pursuant to the Purchase Agreement, the Company redeemed 1,499 Preferred Shares as of October 25, 2024 for an aggregate redemption price of $2.3 million pursuant to the Company’s Certificate of Designations of Rights and Preferences of Series C Convertible Preferred Stock.

As of October 25, 2024, based on 8,746,128 shares outstanding, the Company was no longer subject to General Instruction 1.B.6. of Form S-3, and therefore is not limited to selling one-third of its public float through a registration statement on Form S-3 until, at the earliest, the filing of its next Annual Report on 10-K in 2025.

As of the date of this Current Report on Form 8-K, 8,746,128 shares of Common Stock were outstanding.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document
5.1	Opinion of Goodwin Procter LLP
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 28, 2024	Windtree Therapeutics, Inc.

	By:	/s/ Craig E. Fraser
Name: Craig E. Fraser Title: President and Chief Executive Officer